Exhibit 5

                 [letterhead of Atlas, Pearlman, Trop & Borkson]

                                                                 August 24, 1999

Audio Book Club, Inc.
2295 Corporate Boulevard, N.W.
Suite 222
Boca Raton, Florida 33431

         Re:           Audio Book Club, Inc. (the "Company")
                       Registration Statement on Form S-3

Dear Sir/Madam:

     We refer to the Registration Statement (the "Registration Statement") filed by Audio Book Club, Inc., a Florida corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the sale of up to (i) 1,199,940 shares of Common Stock, no par value per share (the "Shares"), as set forth in the above Registration Statement, of which 590,000 shares have been previously issued (the "Issued Shares") and 609,940 shares (the "Conversion Shares") are issuable upon exercise of outstanding options ("Options") or warrants ("Warrants"), including 475,000 warrants which the Company may be obligated to issue and (ii) 1,258,427 shares issuable upon conversion of convertible promissory notes (the "Notes"), as well as an indeterminable number of shares which may be issued as payment of interest on the Notes (the "Note Shares").

     In our capacity as counsel to the Company, we have examined the original or certified copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida.

     2. The Shares offered for the account of the Selling Shareholders, as set forth in the Registration Statement, have been duly and validly authorized.

     3. The Issued Shares have been duly and validly issued and are fully paid and non- assessable.

     4. The Conversion Shares, when sold, paid for and issued upon exercise of the Options or Warrants, as the case may be, in accordance with the respective terms thereof, will be duly and validly issued and fully paid and non-assessable.

     5. The Note Shares, when issued upon conversion of the principal or interest on the Notes, will be duly and validly issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                       Very truly yours,

                                       ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                       /s/ Atlas, Pearlman, Trop & Borkson, P.A.


                                      II-7